Exhibit 107

Calculation of Filing Fee Tables

FORM S-4
(Form Type)

BYTE ACQUISITION CORP.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Airship AI Holdings, Inc. Common Stock(2)(3)	457(f)(1)	37,459,906	$10.70	(6)	$400,820,994.20		0.0001102	$44,170.47
Fees to Be Paid	Equity	Warrants to purchase Airship AI Holdings, Inc. Common Stock(2)(4)	457(i)	16,699,626	$—	(7)	—		—	—
Fees to Be Paid	Equity	Airship AI Holdings, Inc. Common Stock issuable upon exercise of the Warrants(2)(5)	457(i)	16,699,626	$11.76	(7)	$196,387,601.76		0.0001102	$21,641.91
	Equity	Secondary Offering: Airship AI Holdings, Inc. Common Stock(2)(8)	457(f)(5)	8,692,868	N/A		—	(8)	—	—
	Equity	Secondary Offering: Warrants to purchase Airship AI Holdings, Inc. Common Stock(2)(9)	457(f)(5)	515,000	N/A		—	(9)	—	—
	Equity	Secondary Offering: Airship AI Holdings, Inc. Common Stock issuable upon exercise of the Warrants(2)(10)	457(f)(5)	515,000	N/A		—	(10)	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—		—		—	—
	Total Offering Amounts									$65,793.98
	Total Fees Previously Paid									$66,432.17
	Net Fee Due									$0.00

(1)	Prior to the consummation of the business combination described in the proxy statement/prospectus forming part of this registration statement (the “proxy statement/prospectus”), BYTE Acquisition Corp., a Cayman Islands exempted company (“BYTS”), intends to effect a deregistration from the Register of Companies in the Cayman Islands by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate and domesticate as a Delaware corporation under Section 388 of the Delaware General Corporation Law and Part XII of the Cayman Islands Companies Act (As Revised), pursuant to which BYTS’ jurisdiction of incorporation will be changed from the Cayman Islands to the State of Delaware (the “Domestication”). All securities being registered will be issued by BYTE Acquisition Corp., the continuing entity following the business combination described in the accompanying proxy statement/prospectus (the “Business Combination”), which will thereafter be renamed “Airship AI Holdings, Inc.”, as further described in the proxy statement/prospectus (“Airship Pubco”).

(2)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	The number of shares of common stock, par value $0.0001 per share, of Airship AI Holdings, Inc. (“Airship Pubco Common Stock”) being registered represents (i) 1,837,593 Class A ordinary shares, par value $0.0001 per share (the “BYTS Class A Ordinary Shares”) of BYTS, including the BYTS Class A Ordinary Shares that were included in the units issued in BYTS’ initial public offering (the “IPO”), that were registered pursuant to the Registration Statement on Form S-1 (SEC File No. 333-253618) (the “IPO Registration Statement”) and offered by BYTS in the IPO (the “Public Shares”), (ii) 8,122,313 BYTS Class A Ordinary Shares that were initially issued in private placements to Byte Holdings LP (“Sponsor”), after taking into account certain BYTS Class A Ordinary Shares that the Sponsor will forfeit upon the closing of the Business Combination, and (iii) 27,500,000 shares of Airship Pubco Common Stock issuable to the equityholders of Airship AI Holdings, Inc., a Washington corporation (“Airship”), in connection with the Business Combination as described in the accompanying proxy statement/prospectus, consisting of (x) 13,693,215 shares of Airship Pubco Common Stock issuable upon the conversion of Airship common stock issued and outstanding immediately prior to the Effective Time (as defined in the proxy statement/prospectus), (y) 8,806,785 shares of Airship Pubco Common Stock reserved for issuance upon the exercise of Airship options, stock appreciation rights, and warrants that are issued and outstanding immediately prior to the Effective Time, and (z) 5,000,000 shares of Airship Pubco Common Stock that will be issued upon the closing of the Business Combination and held in escrow until certain earnout conditions are satisfied.

(4)	The number of warrants to purchase Airship Pubco Common Stock (“Airship Pubco Warrants”) being registered represents (i) 16,184,626 warrants to purchase BYTS Class A Common Stock (“BYTS Warrants”) that were registered pursuant to the IPO Registration Statement referenced in note (3) above and offered by BYTS in its IPO and (ii) 515,000 BYTS Warrants that were initially issued as part of the units sold by BYTS in a private placement to the Sponsor. In connection with the Domestication, each BYTS Warrant will be automatically become an Airship Pubco Warrant pursuant to the terms of the Warrant Agreement, dated as of March 18, 2021, by and between BYTS and Continental Stock Transfer & Trust Company, as warrant agent.

(5)	Represents the number of shares of Airship Pubco Common Stock issuable upon exercise of the Airship Pubco Warrants described in note (4). Each whole Airship Pubco Warrant will entitle the warrant holder to purchase one share of Airship Pubco Common Stock at a price of $11.50 per share.

(6)	Calculated in accordance with Rule 457(f)(1) under the Securities Act, based on the average of the high and low prices of the BYTS Class A Ordinary Shares on The Nasdaq Stock Market LLC (“Nasdaq”) on September 6, 2023 (such date being within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission (the “SEC”)).

(7)	Calculated in accordance with Rule 457(i) under the Securities Act, based on the sum of (i) the average high and low prices of the BYTS Warrants on Nasdaq on September 6, 2023 (such date being within five business days of the date that this registration statement was first filed with the SEC) and (ii) the $11.50 exercise price of the Airship Pubco Warrants. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the Airship Pubco Warrants has been allocated to the Airship Pubco Common Stock issuable upon exercise of the Airship Pubco Warrants and included in the registration fee paid in respect of such shares of Airship Pubco Common Stock.

(8)

Consists of up to 8,692,868 shares of Airship Pubco Common Stock registered for reoffer by the selling shareholder, which is the number of shares of Airship Pubco Common Stock issuable upon the exchange of 8,692,868 BYTS Class A Ordinary Shares held by such selling shareholder as of October 12, 2023, after reflecting the forfeiture of 1,000,000 shares pursuant to the support agreement entered into in connection with the Business Combination, all of which are included in the shares registered in the primary offering and in respect of which no separate fee applies in accordance with Rule 457(f)(5).

(9)	Consists of up to 515,000 Airship Pubco Warrants registered for reoffer by the selling shareholder, which is the number of Airship Pubco Warrants issuable upon the exchange of 515,000 BYTS Warrants held by such selling shareholder as of October 12, 2023, all of which are included in the warrants registered in the primary offering and in respect of which no separate fee applies in accordance with Rule 457(f).

(10)	Consists of shares of Airship Pubco Common Stock issuable upon the exercise of Airship Pubco Warrants specified in note (9) above, all of which are included in the shares issuable upon the exercise of Airship Pubco Warrants registered in the primary offering and in respect of which no additional filing fee is required in accordance with Rule 457(f)(5).